ARCH SPECIALTY INSURANCE COMPANY
A Wisconsin Corporation

ADMINISTRATIVE OFFICE One Liberty Plaza 53* Floor New York, NY 10006 Tel: 800-817-3252	HOME OFFICE 300 First Stamford Place, 5th Fl. Stamford, CT 06902

EXCESS INSURANCE POLICY

UNLESS OTHERWISE PROVIDED IN THE UNDERLYING POLICY(IES), THIS POLICY APPLIES ONLY TO CLAIMS FIRST MADE AGAINST THE INSUREDS DURING THE POLICY PERIOD. THE LIMITS OF LIABILITY SHALL BE REDUCED BY AMOUNTS INCURRED AS DEFENSE COSTS AND EXPENSES.

DECLARATIONS

Terms appearing in bold in these Declarations are defined in the Policy.

Policy No,: FIF0008447-00

Item 1	Named Entity:	PIMCO Funds
	Principal Address:	840 Newport Center Drive Suite 300
Newport Beach, CA 94660
Item 2.	Policy Period:
	From: July 01, 2005	at 12:01 a.m. (local time at the address stated In Item 1.)
	To: July 01, 2006	at 12:01 a.m. (local time at the address stated in Item 1.)
Item 3.	Limit of Liability (inclusive of defense costs and expenses):
	a. Each Claim:		$5,000,000
	b. Maximum aggregate Limit of Liability for		$5,000,000
all Claims during the Policy Period:
Item 4.	Followed Policy:
Issuing Carrier: National Union Fire Insurance Company
Form: 17-02-0842
Policy Number: 6213820
Limit of Liability: $25,000,000
Deductible or Self Insured Retention: $0/$0/$5,000/$250,000

Item 5	Underlying and Excess Insurer Policy(ies):
	Issuing Company	Policy No.	Limits of Liability	Attachment
A. Primary Policy:
	National Union Fire Insurance Company	6213820	$25,000,000	$0
B. Underlying Excess Policy(ies)
First Excess	Federal Insurance Company	8186-6024	$25,000,000	$25,000,000
Second Excess	Continental Casualty Company	267860356	$15,000,000	$50,000,000
Third Excess	The St. Paul Mercury Insurance Company	494PB0605	$10,000,000	$65,000,000
Fourth Excess	Great American Insurance Company	FS559-45-53-02	$25,000,000	$75,000,000
Fifth Excess	Axis Financial Insurance Solutions	RLN 506100	$10,000,000	$100,000,000
Sixth Excess
Seventh Excess
Eighth Excess
C. Excess Insurer
	Arch Specialty Insurance Company	FIF0008447-00	$5,000,000	$110,000,000

Item 6.	Premium:	$11,250
	Premium Attributable to Terrorism Risk Insurance:	$0
	(Included In Policy Premium : )
	(In Addition To Policy Premium 9)
Item 7.	Endorsements Applicable to Coverage at Inception of Policy: (See attached Schedule of Forms and Endorsements.)
Item 8.	Notices to Excess Insurer:

Notice Of Claim(s) To Be Sent To:	All Other Notices To Be Sent To:
Executive Assurance Claims	Executive Assurance Underwriting
Arch Specialty Insurance Company	Arch Specialty Insurance Company
One Liberty Plaza, 53rd Floor	One Liberty Plaza, 53rd Floor
New York, NY 10006	New York, NY 10006
Fax:(646)746-8111	Fax:(212)651-6499

THESE DECLARATIONS, TOGETHER WITH THE COMPLETED AND SIGNED APPLICATION FOR THIS POLICY, THE APPLICATIONS FOR ALL UNDERLYING INSURANCE, ALL MATERIALS SUBMITTED THEREWITH AND THE POLICY FORM ATTACHED HERETO, CONSTITUTE THE EXCESS INSURANCE POLICY.

The Excess Insurer has caused this Policy to be signed and attested to by its authorized officers, but it shall not be valid unless also signed by another duly authorized representative of the Excess Insurer.

November 29, 2006
Authorized Representative	Date
Secretary	President

Arch Specialty Insurance Company is licensed in the state of Wisconsin only.

Arch Specialty Insurance Company is not licensed in the state of New York and is not subject to its supervision.

SCHEDULE OF FORMS AND ENDORSEMENTS

INSURED: PIMCO Funds	TERM: 07/01/2005 to 07/01/2006

POLICY NUMBER:    FIF0008447-00

ENDT. NO.	FORM NO.	TITLE
—	00DOX0112 00 04 03	EXCESS INSURANCE POLICY
1	00 DOX0047 00 01 03	PENDING AND PRIOR LITIGATION EXCLUSION (EXCESS) 7/01/2005
2	00 DOX0004 00 04 03	APPLICATION ENDORSEMENT (EXCESS)
3	00DOX0014 00 01 03	COVERAGE NOT FOLLOWING SUB-LIMIT -RECOGNIZING DEPLETION (EXCESS)
4	00 DOX0050 00 01 03	PRIOR KNOWLEDGE OR INFORMATION EXCLUSION (EXCESS)
—	02 ML0003 00 08 02	SERVICE OF SUIT
—	00 MLT0027 00 01 05	TERRORISM COVERAGE DISCLOSURE NOTICE
—	00DOX0186 00 10 06	EXCESS POLICY ISSUANCE

EXCESS INSURANCE POLICY

In consideration of the payment of the premium set forth in Item 6. of the Declarations of this Policy, and in reliance upon all statements made in the Application for this Policy, in the applications for all Underlying Insurance and in any other materials submitted to the Insurer designated in the Declarations of this Policy (hereinafter ‘‘the Excess Insurer’’), which are incorporated into and constitute part of this Policy, and subject to the Limit of Liability set forth in Item 3. of the Declarations of this Policy, the Excess Insurer agrees with the Insureds as follows:

SECTION I

INSURING AGREEMENT.

A.	The Excess Insurer shall provide the Insureds coverage for Claims in excess of the Underlying Insurance.

B.	The insurance coverage afforded by this Policy shall apply only after exhaustion of the Underlying Limit solely as a result of actual payment, in legal currency, under the Underlying Insurance in connection with Claim(s) and after the Insureds shall have paid the full amount of any applicable deductible or self insured retentions.

C.	Except with respect to premium and Limit of Liability and as provided in this Policy, the insurance coverage afforded by this Policy shall apply in conformance with the terms and conditions of the Followed Policy and in conformance with any terms and conditions further limiting or restricting coverage in this Policy or in any other Underlying Insurance. In no event shall this Policy grant broader coverage than that provided by the most restrictive policy included in the Underlying Insurance.

SECTION II

LIMIT OF LIABILITY.

A.	The amount stated in Item 3.b. of the Declarations of this Policy shall be the maximum amount payable by the Excess Insurer on account of all’ Claims during the Policy Period.

B.	All payments by the Excess Insurer in connection with a Claim shall be part of and not in addition to the Limit of Liability set forth in Item 3. of the Declarations of this Policy, and shall reduce such Limit of Liability.

SECTION III

DEFINITIONS.

All terms defined in this Policy appear in bold.

A.	Claim(s) shall have the same meaning in this Policy as given to it in the Followed Policy.

B.	Insured(s) means any person(s) or entity(ies) that are entitled to coverage under the Followed Policy at its inception.

C.	Followed Policy, Named Entity, Primary Policy, Policy Period and Underlying Excess Policies, are as identified in the Declarations of this Policy.

D.	Underlying Insurance means the Primary Policy and any Underlying Excess Policies listed in Item 5. of the Declarations of this Policy.

E.	Underlying Limit means an amount equal to the aggregate of all limits of liability for all Underlying Insurance, plus the deductible or self insured retention, if any, applicable under the Primary Policy.

SECTION IV

MAINTENANCE OF AND CHANGES TO UNDERLYING INSURANCE.

A.	As a condition to the coverage of this Policy, the Insureds shall maintain all Underlying Insurance in full force and effect with solvent insurers during the Policy Period, except for reduction or exhaustion of the Underlying Limit by payment in connection with Claims.

B.	In the event of depletion of the Underlying Limit by payment in connection with Claim(s), this Policy shall, subject to the Limit of Liability stated in Item 3. of the Declarations of this Policy, continue to apply as excess insurance over the amount of insurance remaining under such Underlying Insurance.

C.	In the event of exhaustion of all of the Underlying Limit by payment in connection with Claim(s), this Policy shall, subject to the Limit of Liability stated in Item 3. of the Declarations of this Policy, continue in force as primary insurance subject to the terms and conditions and the deductible or self Insured retention under the Primary Policy, which deductible or self insured retention shall be applied to any subsequent Claim in the same manner as specified in the Primary Policy.

D.	This Policy shall drop down only in the event of reduction or exhaustion of all of the Underlying Limit by payment in connection with Claim(s), and shall not drop down for any other reason including, but not limited to: (i) any exhaustion of a sublimit of any Underlying Insurance; or (ii) uncollectibility, in whole or In part, of any Underlying Insurance whether due to financial impairment or insolvency, liquidation, or for any other reason; or (iii) failure of the Insured to maintain any Underlying Insurance. The risk of any gaps in coverage or uncdllectibility for any reason is expressly retained by the Insured, and is not assumed or insured by the Excess Insurer.

E.	As a condition precedent to coverage under this Policy, the Insureds shall give to the Excess Insurer written notice and the full particulars of: (i) cancellation of any Underlying Insurance; (ii) reduction and or exhaustion of the Underlying Limit; (iii) additional or return premium in connection with any Underlying Insurance; (iv) any changes to the Underlying Insurance by rewrite, endorsement or otherwise; and (v) the initiation of any receivership, liquidation, dissolution, rehabilitation or similar proceeding by any regulatory authority or any other person or entity against the issuing company of any Underlying Insurance. Such notice shall be sent to the Excess Insurer immediately upon receipt of such notice by the Named Entity or any Insured.

F.	In the event of any changes to any Underlying Insurance during the Policy Period, this Policy shall become subject to any such changes upon the effective date of the changes in the Underlying Insurance only if and to the extent that consent of the Excess Insurer is expressly endorsed’ hereon and provided that the Insureds shall pay any additional premium reasonably required by the Excess Insurer for such changes.

G.	This Policy shall terminate immediately upon the termination of any Underlying Insurance, whetherby the Insured or by the issuer of the Underlying Insurance. Notice of cancellation or non-renewal of all or part of the Underlying Insurance duly given by any such Insurer shall serve as notice pf the cancellation or non-renewal of this Policy by the Excess Insurer. Return premium, if any, shall be as provided in Section VIII.C. below.

SECTION V

DUTIES IN THE EVENT OF A CLAIM.

A.	With respect to any Claim(s) that, alone or combined, might result in payment pursuant /to the insurance coverage afforded under this Policy, the Insured shall hot admit liability and shall not agreeto settle any Claim without the Excess Insurer’s consent.

B.	The Insured shall give notice under this Policy as provided in the Followed Policy and at the address shown in Item 8. of the Declarations of this Policy. Notice to the issuer of- the Followed Policy, the Primary Policy, or any other Underlying Insurer shall not constitute notice to the Excess Insurer,

C.	With’ respect to any Claim(s) that, alone or combined, might result in payment pursuant to the insurance coverage afforded under this Policy, no costs, charges or expenses for investigation or defense of any Claim shall be incurred, or settlements made, without the Excess Insurer’s consent, such consent not to be unreasonably withheld.

D.	If legal proceedings are begun, the Insured shall forward to the Excess Insurer a copy of each pleading or document received by the Insured or the Insured’s representatives, together with copies of reports or investigations made by the Insured or the Insured’s representatives with respect to such proceedings.

E.	The Excess Insurer may, at its sole option, elect to effectively participate in the investigation, settlement or defense of any Claim against any Insured for matters covered by this Policy even if the Underlying Limit has not been exhausted. The Excess Insurer may, at its own expense, elect toappeal any judgment which may involve the insurance provided by this Policy.

SECTION VI

COOPERATION. The Insured shall give the Excess Insurer such information and cooperation as the Excess Insurer may reasonably require.

SECTION VII

SUBROGATION AND RECOVERIES. In the event of any payment under this Policy, the Excess Insurer shall be subrogated to all of the Insureds’ rights of recovery against any person or organization, and the Insured shall execute and deliver all instruments and papers and do whatever else may be necessary to secure such rights.

Any amount recovered after payment under this Policy shall be apportioned in the inverse order of payment to the extent of actual payment. The expenses of all such recovery proceedings shall be apportioned in the same ratio as the recoveries.

SECTION VIII

CANCELLATION.

A.	This Policy may be cancelled by the Named Entity at any time by written notice or by surrender of this Policy to the Excess Insurer at the. address listed in Item 8. of the Declarations of this Policy, stating when thereafter the cancellation shall be effective.

B.	Except as provided in Section IV.G. above, this Policy may be cancelled by or on behalf of the Excess Insurer by mailing or delivering to the Named Entity at the address shown in Item 1. of the Declarations of this Policy written notice stating when such cancellation shall be effective. Notice of cancellation will be provided at least ten (10) days before the effective date of cancellation if the Excess Insurer is cancelling this Policy for nonpayment of premium. Notice of cancellation will be provided at least sixty (60) days before the effective date of cancellation if this Policy is cancelled for any other reason. The mailing of such notice shall be sufficient notice and the effective date of cancellation shall become the end of the Policy Period. Delivery of such notice shall be equivalent to mailing.

C.	If this Policy is cancelled by the Named Entity, the Excess Insurer shall retain the customary short-rate portion of the premium. If this Policy is cancelled by the Excess Insurer, the Excess Insurer shall send the applicable portion of the pro-rata premium refund to the Named Entity at the address shown in Item 1. of the Declarations of this Policy. Premium adjustment may be made as soon as practicable after cancellation is effective and payment or tender of any unearned premium by the Excess Insurer shall not be a condition precedent to the effectiveness of cancellation.

SECTION IX

ASSIGNMENT. This Policy and any and all rights hereunder are not assignable without the prior written consent of the Excess Insurer.

SECTION X

NAMED ENTITY AUTHORIZATION CLAUSE. By acceptance of this Policy, the Insureds and the Named Entity agree that the Named Entity will act on behalf of all of the Insureds as well as the Named Entity with respect to the giving and receiving of all notices, the payment of premiums, and the receiving of any return premium that may become due.

SECTION XI

CAPTIONS. The headings or captions used in this Policy are for the purposes of reference only and shall not otherwise affect the meaning of this Policy.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

PENDING AND PRIOR LITIGATION EXCLUSION (EXCESS)

In consideration of the premium charged, it is hereby understood and agreed that:

1.	The Excess Insurer shall not be liable to make any payment in connection with a Claim arising out of, based upon or attributable to:

a.	any litigation, formal or informal investigations, administrative proceedings, claims, demands, arbitration, legal or quasi-legal proceedings, decrees or judgments against any Insured occurring prior to, or pending as of, July 01, 2005:

b.	any subsequent litigation, formal or informal investigations, administrative proceedings, claims, demands, arbitration, legal or quasi-legal proceedings, decrees or judgments against any Insured arising from or based on any matter alleged in such prior or pending litigation, formal or informal investigations, administrative proceedings, claims, demands, arbitration, legal or quasi-legal proceedings, decrees or judgments against any Insured; or

c.	any Wrongful Act which gave rise to such prior or pending litigation, formal or informal investigations, administrative proceedings, claims, demands, arbitration, legal or quasi-legal proceedings, decrees or judgments against any Insured, or any other Wrongful Act whenever occurring, which, together with a Wrongful Act described above, constitute Interrelated Wrongful Acts

2.	‘‘Wrongful Act’’ means any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act.

3.	‘‘Interrelated Wrongful Acts’’ means Wrongful Acts that have as a common nexus any fact, circumstance, situation, event, transaction, cause or series of causally connected, facts,, circumstances, situations, events, transactions or causes.

All other terms.= and conditions of this Policy remain unchanged.

Endorsement Number:   1

Policy Number:   FIF0008447-00

Named Insured:   PIMCO Funds

This endorsement is effective on the inception date of this Policy unless otherwise stated herein:

Endorsement Effective Date: July 01, 2005 ’

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

APPLICATION ENDORSEMENT (EXCESS)

In consideration of the premium charged, it is hereby understood and agreed that:

The term ‘‘Application’’ or ‘‘Renewal Application,’’ as used in this Policy or any Underlying Insurance shall mean;

1.	Each and every signed application, any attachments to such applications, other materials submitted therewith or incorporated therein and any other documents submitted in connection with the underwriting of this Policy or any Underlying Insurance or the underwriting of any other directors and officers and/or corporation (or equivalent) liability policy issued by the Excess Insurer or an insurer of any Underlying Insurance, or any of their affiliates, of which this Policy or any Underlying Insurance is a renewal, replacement or which it succeeds in time;

2.	Any public documents filed by the Insureds with the Securities and Exchange Commission (‘‘SEC’’) or any similar state, local, or foreign regulatory agency, including, but not limited to, the Annual Report(s), 10Ks, 10Qs, 8Ks and proxy statements of an entity that is an Insured; and

3.	Any other written public statement or certification required by law to be made by the chief executive officer, chief financial officer or other executive officer of an entity that is an Insured regarding the accuracy, completeness or adequacy of such Insured’s financial statements, SEC filings, or internalcontrols.

All such applications, attachments, materials, filings and certifications, whether or not furnished to the Excess Insurer, are deemed attached to and incorporated into this Policy.

All other terms and conditions of this Policy remain unchanged.

Endorsement Number:   2

Policy Number:   FIF0008447-00

Named Insured:   PIMCO Funds

This endorsement is effective on the inception date of this Policy unless otherwise stated herein:

Endorsement Effective Date: July 01, 2005

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

COVERAGE NOT FOLLOWING SUB-LIMIT -
RECOGNIZING DEPLETION (EXCESS)

In consideration of the premium charged, it is hereby understood and agreed that:

1.	This Policy shall not afford coverage for any Claim within any sub-limit of coverage afforded under Policy No. 6213820 issued by National Union Fire Insurance Company of Pittsburg, PA.

2.	However, solely for the purpose of determining the amount remaining of the limits of liability of the Underlying Insurance, any amounts paid under the Underlying Insurance resulting from any Claim within the sub-limit of coverage afforded under such Endorsement shall be deemed to apply to reduce or exhaust the limits of liability of the Underlying Insurance.

All other terms and conditions of this Policy remain unchanged.

Endorsement Number:   3

Policy Number:   FIF0008447-00

Named Insured:   PIMCO Funds

This endorsement is effective on the inception date of this Policy unless otherwise stated herein:

Endorsement Effective Date: July 01, 2005

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

PRIOR KNOWLEDGE OR INFORMATION EXCLUSION (EXCESS)

In consideration of the premium charged, it is hereby understood and agreed that:

If any Insured as of July 7, 2005 has any knowledge of or information concerning any act, error, omission, fact, matter or circumstance that might give rise to a Claim under this Policy, the Excess Insurer shall not be liable to make any payment under this Policy as a result of a Claim arising out of, based upon or attributable to any such act, error, omission, fact, matter or circumstance.

All other terms and conditions of this Policy remain unchanged.

Endorsement Number:   4

Policy Number:   FIF0008447-00

Named Insured:   PIMCO Funds

This endorsement is effective on the inception date of this Policy unless otherwise stated herein:

Endorsement Effective Date: July 01,2005

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

SERVICE OF SUIT

It is agreed that in the event of the failure of this Company to pay any amount claimed to be due hereunder, this Company, at the request of the Insured, will submit to the jurisdiction of any Court of Competent Jurisdiction within the United States and will comply with all requirements necessary to give such Court jurisdiction and all matters arising hereunder shall be determined in accordance with the law and practice of such Court.

It is further agreed that service of process in such suit may be made upon the highest one in authority bearing the title ‘‘Commissioner’’, ‘‘Director’’ or ‘‘Superintendent’’ of Insurance of the state or commonwealth wherein the property covered by this policy is located, and that in any suit instituted against it upon this contract this Company will abide by the final decision of such Court or any Appellate Court in the event of an appeal. The one in authority bearing the title ‘‘Commissioner’’, ‘‘Director’’ or ‘‘Superintendent’’ of Insurance of the state or commonwealth wherein the property covered by this policy is located is hereby authorized and directed to accept service of process on behalf of this Company in any such suit and/or upon the Insured’s request to give a written undertaking to the Insured that they will enter a general appearance upon this Company’s behalf in the event such a suit shall be instituted.

All other terms and conditions of this policy remain unchanged.

This endorsement is effective on the inception date of this policy unless otherwise stated herein.

(The information below is required only when this endorsement is issued subsequent to preparation of the policy.)

Policy Number:   FIF0008447-00

Named Insured:   PIMCO Funds

Endorsement Effective Date:   July 01, 2005

TERRORISM COVERAGE DISCLOSURE NOTICE

TERRORISM COVERAGE PROVIDED UNDER THIS POLICY

The Terrorism Risk Insurance Act of 2002 established a program within the Department of the Treasury, under which the federal government shares, with the insurance industry, the risk of loss from future terrorist attacks. The Act applies when the Secretary of the Treasury certifies that an event meets the definition of an act of terrorism. The Act provides that, to be certified, an act of terrorism must cause losses of at least five million dollars and must have been committed by an individual or individuals acting on behalf of any foreign person or foreign interest to coerce the government or population of the United States.

In accordance with the Terrorism Risk Insurance Act of 2002, we are required to offer you coverage for losses resulting from an act of terrorism that is certified under the federal program as an act of terrorism committed by an individual(s) acting on behalf of a foreign person or foreign interest. The policy’s other provisions will still apply to such an act. Your decision is needed on this question: do you choose to pay the premium for terrorism coverage stated in this offer of coverage, or do you reject the offer of coverage and not pay the premium? You may accept or reject this offer.

If your policy provides commercial property coverage, in certain states, statutes or regulations may require coverage for fire following an act of terrorism. In those states, if ‘‘terrorism’’ results in fire, we will pay for the loss or damage caused by that fire, subject to all applicable policy provisions including the Limit of Insurance on the affected property. Such coverage for fire applies only to direct loss or damage by fire to Covered Property. Therefore, for example, the coverage does not apply to insurance provided under Business Income and/or Extra Expense coverage forms or endorsements that apply to those coverage forms, or to Legal Liability coverage forms or Leasehold Interest coverage forms.

Your premium will include the additional premium for terrorism as stated in the section of this Notice titled DISCLOSURE OF PREMIUM.

DISCLOSURE OF FEDERAL PARTICIPATION IN PAYMENT OF TERRORISM LOSSES

The United-States Government, Department of the Treasury, will pay a share of terrorism losses insured under the federal program. The federal share equals 90% of that portion of the amount of such insured losses that exceeds the applicable insurer retention.

DISCLOSURE OF PREMIUM

Your premium for terrorism coverage is: $0
(This charge/amount is applied to obtain the final premium.)

You may choose to reject the offer by signing the statement below and returning it to us. Your policy will be changed to exclude the described coverage.    If you chose to accept this offer, this form does not have to be returned.

REJECTION STATEMENT

   I hereby decline to purchase coverage for certified acts of terrorism. I understand that an exclusion of certain terrorism losses will be made part of this policy.

PIMCO Funds
Policyholder/Legal Representative/Applicant’s Signature	Named Insured
Arch Specialty Insurance Company
Print Name of Policyholder/Legal Representative /Applicant	Insurance Company
Date:	Policy Number: FIF00Q8447-00

EXCESS POLICY ISSUANCE NOTICE

NOTICE:	This excess policy has been issued prior to our receipt of any underlying insurance policy. This excess policy has been issued based upon the underlying insurance policy information specified in the application for this policy or in the underlying insurance binders furnished to us. By issuing this excess policy, we do not waive our rights to seek appropriate legal remedies based upon any discrepancies between the underlying insurance policy information furnished to us at the time that this excess policy was bound and the actual policy provisions of any underlying insurance furnished to us after the issuance of our binder.